UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ___________________
FORM 8-K ___________________ Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): January 9, 2017 ___________________
Nexstar Broadcasting Group, Inc. (Exact Name of Registrant as Specified in its Charter) ___________________
Delaware (State or Other Jurisdiction of Incorporation)	000-50478 (Commission File Number)	23-3083125 (I.R.S. Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700
Irving, Texas 75062
(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2017, pursuant to authorization from the Compensation Committee, Nexstar Broadcasting Group, Inc. (the “Company”) entered into an amendment to the Executive Employment Agreement with Thomas E. Carter, the Company’s Chief Financial Officer, dated as of July 13, 2009, as previously amended on August 1, 2014.  The amendment extends the term of Mr. Carter’s employment with the Company until December 31, 2021, with automatic renewal provided for successive one-year periods, the first of which will commence January 1, 2022, subject to earlier termination under specified circumstances.

The amendment modifies Mr. Carter’ base salary as follows:

Period	Base Salary
From January 1, 2017 to December 31, 2017	$ 750,000.00
From January 1, 2018 to December 31, 2018	$ 775,000.00
From January 1, 2019 to December 31, 2019	$ 800,000.00
From January 1, 2020 to December 31, 2020	$ 825,000.00
From January 1, 2021 and thereafter	$ 850,000.00

After the end of each Company fiscal year during the term of his agreement, Mr. Carter will also be eligible to receive a targeted annual bonus up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year based on the achievement of goals established by the Company’s Chief Executive Officer and the Compensation Committee of the Board of Directors for such period.

Additionally, Mr. Carter will receive a special acquisition completion bonus of two million dollars ($2,000,000) upon the successful closing of the Company’s acquisition of Media General, Inc.

The foregoing descriptions are qualified in their entirety by reference to the text of the amendment filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Executive Employment Agreement, dated as of January 9, 2017, between Thomas E. Carter and Nexstar Broadcasting Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Dated: January 13, 2017

By:	/s/ Elizabeth Ryder
Name:	Elizabeth Ryder
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Executive Employment Agreement, dated as of January 9, 2017, between Thomas E. Carter and Nexstar Broadcasting Group, Inc.